CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 4, 1997, appearing on page 29 of Barrett Business Services, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996.


/s/ Price Waterhouse LLP
Price Waterhouse LLP



Portland, Oregon
April 2, 1997